Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-165860, 333-165860-01 to 333-165860-02

ENERGY FUTURE HOLDINGS CORP.

SUPPLEMENT NO. 8 TO

MARKET MAKING PROSPECTUS DATED AUGUST 23, 2011

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 28, 2012

On February 24, 2012, Energy Future Holdings Corp. filed the attached Current Report on

Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – February 23, 2012

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Intermediate Holding Company LLC

(Exact name of registrant as specified in its charter)

Delaware	1-34544	26-1191638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	OTHER EVENTS.

On February 23, 2012, Energy Future Intermediate Holding Company LLC (“EFIH”) and EFIH’s direct, wholly-owned subsidiary, EFIH Finance Inc. (together with EFIH, the “Issuers”), both of which are wholly-owned subsidiaries of Energy Future Holdings Corp., issued a press release announcing the pricing of $350 million principal amount of additional 11.750% Senior Secured Second Lien Notes due 2022 (the “Additional Notes”) through a private placement. The Additional Notes are being offered as additional notes under the Indenture, dated as of April 25, 2011, as supplemented by the first supplemental indenture, dated as of February 6, 2012, and the second supplemental indenture, to be dated as of the date the Additional Notes are issued (as so supplemented, “the Indenture”), among the Issuers and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Issuers previously issued $800 million aggregate principal amount of 11.750% Senior Secured Second Lien Notes due 2022 (the “Initial Notes”). The Additional Notes will have identical terms, other than the issue date and issue price, and will constitute part of the same series as the Initial Notes. A copy of the press release is filed as Exhibit 99.1.

The press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the Additional Notes, nor shall there be any sale of the Additional Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The Additional Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The Additional Notes will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act.

ITEM 9.01.	EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated February 23, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Stanley J. Szlauderbach
Name: Stanley J. Szlauderbach
Title: Senior Vice President and Controller

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

/s/ Stanley J. Szlauderbach
Name: Stanley J. Szlauderbach
Title: Senior Vice President and Controller

Dated: February 23, 2012

Exhibit 99.1

FOR IMMEDIATE RELEASE

Energy Future Intermediate Holding Company and EFIH Finance Inc.

Price Private Placement of

Additional 11.750% Senior Secured Second Lien Notes

DALLAS – February 23, 2012 – Energy Future Intermediate Holding Company LLC and EFIH Finance Inc. (collectively, the “Issuers”), both wholly-owned subsidiaries of Energy Future Holdings Corp. (“EFH Corp.”), announced today that they have priced a private offering of $350 million principal amount of additional 11.750% Senior Secured Second Lien Notes due 2022 (the “Additional Notes”). The Additional Notes are being offered as additional notes under the Indenture, dated as of April 25, 2011, as supplemented by the first supplemental indenture, dated as of February 6, 2012, and the second supplemental indenture, to be dated as of the closing date (as so supplemented, “the Indenture”), among the Issuers and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Issuers previously issued $800 million aggregate principal amount of 11.750% Senior Secured Second Lien Notes due 2022 (the “Initial Notes”). The Additional Notes will have identical terms, other than the issue date and issue price, and will constitute part of the same series as the Initial Notes. The offering is expected to close on or about February 28, 2012, subject to customary closing conditions. The Issuers intend to use the net proceeds from the offering to pay a dividend of $300 million to EFH Corp., which will use the proceeds of the dividend to repay a portion of the demand notes payable by EFH Corp. to its wholly-owned subsidiary Texas Competitive Electric Holdings Company LLC (“TCEH”) that have arisen from cash loaned by TCEH to EFH Corp. The Issuers will use the remaining net proceeds for general corporate purposes, which may include dividends to EFH Corp.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The securities to be offered have not been registered under the Securities Act of 1933 (the "Securities Act") or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The securities will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act. This notice is being issued pursuant to Rule 135c under the Securities Act.

* * *

About Energy Future Holdings

EFH Corp. is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with more than 1.8 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. EFH Corp.’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points and 118,000 miles of distribution and transmission lines. While EFH Corp. indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH Corp.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to various risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations. All statements, other than statements of historical facts, that are included in this press release that address activities, events or developments that the Issuers expect or anticipate to occur in the future, including the use of the proceeds from the proposed offering, are forward-looking statements. Although the Issuers believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors in the preliminary offering memorandum for the offering and Energy Future Intermediate Holding Company LLC’s and Energy Future Holdings Corp.’s reports filed with the SEC (including the sections entitled “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” contained therein) that are incorporated by reference in such preliminary offering memorandum.

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Investor Relations:		Corporate Communications:
Rima Hyder 214.812.5090	Charles Norvell 214.812.8062	Allan Koenig 214.812.8080

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